Exhibit 99.1

Aradigm Announces First Quarter 2017 Financial Results

Hayward, CA – May 15, 2017 – Aradigm Corporation (NASDAQ: ARDM) (the “Company”) today announced financial results for the first quarter and three months ended March 31, 2017.

First Quarter 2017 Financial Results

The Company recorded $1.7 million in revenue in the first quarter of 2017 compared with $6,000 in revenue in the first quarter of 2016. The Company recognized $1.6 million in contract revenue – related party, $138,000 in government contract revenue and $31,000 in government grant revenue for the first quarter of 2017, as compared to $6,000 in government grant revenue for the first quarter of 2016.

Total operating expenses for the first quarter of 2017 were $4.5 million, compared with total operating expenses of $8.1 million for the first quarter of 2016. Research and development expenses decreased $3.7 million and general and administrative costs were unchanged. The decrease in research and development expenses was due to lower contract manufacturing and clinical trial costs because the manufacturing, labeling and packaging expenses for clinical supplies and the patient activities of the Linhaliq™ Phase 3 clinical trials are complete, offset by higher employee-related expenses due to the higher number of employees and higher consulting expenses in support of the Linhaliq bronchiectasis regulatory process for US and EU approvals for market authorization.

Net loss for the first quarter of 2017 was $3.7 million or $0.25 per share, compared with a net loss of $8.1 million or $0.55 per share in the first quarter of 2016. The decrease in net loss resulted primarily from a decrease in operating expenses of $3.6 million related to the completion of the Phase 3 clinical trials for Linhaliq in non-CF BE in the fourth quarter of 2016, offset by an increase in interest expense of $1.0 million related to the Note Financing that was completed in 2016.

As of March 31, 2017, the Company reported cash and cash equivalents of $17.2 million.

Beginning January 1, 2017, the Company elected to early adopt and now follows the provisions of ASC Topic 606, Revenue from Contracts with Customers. The guidance provides a unified model to determine how revenue is recognized. The Company elected to early adopt the requirements of Topic 606 using the modified retrospective method, applying the new guidance to the most current period presented with the cumulative effect of changes reflected in the opening balance of accumulated deficit. The adoption of the new revenue recognition guidance resulted in increases of $6.0 million to deferred revenue and the accumulated deficit as of January 1, 2017. For the three months ended March 31, 2017, revenue increased by $1.5 million for services performed in the period which under the prior milestone recognition methodology would not be recognized until the milestone was achieved, research and development expenses decreased by $0.2 million, net loss decreased by $1.7 million, and basic and diluted net loss per share decreased by $0.10 per share.

About Linhaliq

Linhaliq, formerly known as Pulmaquin®, is composed of a mixture of liposome encapsulated and unencapsulated ciprofloxacin. Ciprofloxacin, available in oral and intravenous formulations, is a widely prescribed antibiotic. It is used often to treat acute lung infections because of its broad-spectrum antibacterial activity against various bacteria, such as P. aeruginosa. Linhaliq was evaluated in two Phase 3 studies (ORBIT-3 and ORBIT-4) to determine its safety and effectiveness as a once-a-day inhaled formulation for the chronic treatment of patients with non-CF BE who have chronic lung infections with P. aeruginosa.

In 2013, Aradigm granted an exclusive, world-wide license for the Company’s inhaled liposomal ciprofloxacin product candidates for the indication of non-CF BE and other indications to Grifols S.A. More information on the terms of this license may be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 13, 2014.

About Non-Cystic Fibrosis Bronchiectasis

Non-CF BE is a severe, chronic and rare disease characterized by abnormal dilatation of the bronchi and bronchioles, frequently associated with chronic lung infections. It is often a consequence of a vicious cycle of inflammation, recurrent lung infections, and bronchial wall damage. Non-CF BE represents an unmet medical need with high morbidity and mortality that affects more than 150,000 people in the U.S. and over 200,000 people in Europe. There is currently no drug approved for the treatment of this condition.

About Aradigm

Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of drugs for the prevention and treatment of severe respiratory diseases. Aradigm is completing Phase 3 development of Linhaliq (an investigational proprietary formulation of ciprofloxacin for inhalation) for the treatment of non-cystic fibrosis BE. Aradigm’s inhaled ciprofloxacin formulations including Linhaliq are also product candidates for treatment of patients with cystic fibrosis and non-tuberculous mycobacteria, and for the prevention and treatment of high threat and bioterrorism infections, such as inhaled tularemia, pneumonic plague, melioidosis, Q fever and inhaled anthrax.

More information about Aradigm can be found at www.aradigm.com.

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including those related to the ability to continue successful product development of our potential product candidates, such as Linhaliq, as well as the other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 30, 2017, and the Company’s Quarterly Reports on Form 10-Q.

Aradigm, Pulmaquin and the Aradigm Logo are registered trademarks of Aradigm Corporation. Linhaliq is a registered trademark of Grifols, S.A.

SOURCE: Aradigm Corporation

Contact: Nancy Pecota, Chief Financial Officer, 510-265-8800

ARADIGM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except per share data)

(Unaudited)

	Three months ended March 31,
	2017	2016
Revenues	$1,693	$6

Operating expenses:
Research and development	2,774	6,451
General and administrative	1,678	1,644
Restructuring and asset impairment	—	1

Total operating expenses	4,452	8,096

Loss from operations	(2,759)	(8,090)

Interest income	28	10
Interest expense	(953)	—
Other income (expense), net	6	(6)

Net loss and comprehensive loss	$(3,678)	$(8,086)

Basic and diluted net loss per common share	$(0.25)	$(0.55)

Shares used in computing basic and diluted net loss per common share	14,800	14,761

ARADIGM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2017	December 31, 2016
	(Unaudited)	*
ASSETS
Current assets:
Cash and cash equivalents	$17,214	$22,591
Restricted cash	1,006	1,006
Receivables	319	167
Prepaid and other current assets	1,141	1,037

Total current assets	19,680	24,801
Property and equipment, net	225	253

Total assets	$19,905	$25,054

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	532	711
Accrued clinical and cost of other studies	2,074	3,306
Accrued compensation	812	1,335
Deferred revenue – related party, current	8,644	—
Deferred revenue - other	139	—
Other accrued liabilities	1,072	496

Total current liabilities	13,273	5,848
Deferred revenue – related party, non-current	718	5,000
Convertible debt, net of discount	2,254	2,212
Convertible debt – related party, net of discount	11,389	11,007
Shareholders’ equity (deficit)	(7,729)	987

Total liabilities and shareholders’ equity (deficit)	$19,905	$25,054

*	The balance sheet at December 31, 2016 has been derived from the audited financial statements at that date.

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